UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑  Preliminary Information Statement
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☐  Definitive Information Statement

BankAtlantic Bancorp, Inc.
(Name of Registrant As Specified In Charter)

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BANKATLANTIC BANCORP, INC.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

          , 2010

Dear Shareholder:

The attached Information Statement is being delivered by BankAtlantic Bancorp, Inc. (the “Company”) to its shareholders in connection with a recently approved amendment to the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the number of authorized shares of the Company’s Class A Common Stock from 125,000,000 shares to           shares (the “Amendment”). The Amendment was approved by the Company’s Board of Directors and by the written consent of BFC Financial Corporation (“BFC”) with respect to shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast by all shareholders on the Amendment. As BFC is the sole holder of the Company’s Class B Common Stock, the written consent of BFC relating to the Amendment also constituted the separate approval of the Amendment by the holders of the Class B Common Stock as required by Articles of Incorporation.

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

The Company’s Board of Directors has unanimously approved the Amendment and, as a result of BFC’s approval of the Amendment, has authorized the Company to take all actions necessary to cause the Amendment to become effective, including the filing of the Amendment with the Florida Department of State. The Board of Directors believes that the Amendment will provide the Company with greater flexibility to pursue stock offerings, including a contemplated underwritten public offering of up to $125,000,000 of the Company’s Class A Common Stock, and other actions involving the issuance of shares of the Company’s Class A Common Stock. The Board of Directors determined that it was advisable to obtain shareholder approval of the Amendment by written consent in lieu of a shareholder meeting to save the Company the time and expense that would have been involved in convening a special meeting of shareholders and soliciting proxies in connection with that meeting.

The Information Statement which is contained in the following pages contains a description of the Amendment. You are urged to read the Information Statement in its entirety. The Amendment will become effective 20 calendar days after this Information Statement is first mailed to the Company’s shareholders.

On behalf of the Company’s Board of Directors and the employees of the Company and its subsidiaries, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board and Chief Executive Officer

BANKATLANTIC BANCORP, INC.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

Information Statement

This Information Statement is being furnished to all holders of the Class A Common Stock and Class B Common Stock of BankAtlantic Bancorp, Inc. (the “Company”) in connection with the adoption of an Amendment to the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the number of authorized shares of the Company’s Class A Common Stock from 125,000,000 shares to           shares (the “Amendment”).

General

On          , 2010, the Amendment was approved by the Company’s Board of Directors. On          , 2010, the Amendment was approved by the written consent of BFC Financial Corporation (“BFC”) with respect to shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast by all shareholders on the Amendment. Accordingly, there will be no meeting of shareholders to approve the Amendment

This Information Statement is first being mailed on or about          , 2010 to all holders of record of the Company’s Class A Common Stock and Class B Common Stock as of September 27, 2010. The Company anticipates that the Amendment will be filed with the Florida Department of State and become effective on or about          , 2010.

Vote Required for Approval

In addition to the approval of the Company’s Board of Directors, the Amendment required the approval of shareholders representing a majority of the votes entitled to be cast by all shareholders, with holders of the Class A Common Stock and Class B Common Stock voting together as a group. As of September 27, 2010, there were           shares of the Company’s Class A Common Stock and 975,225 shares of the Company’s Class B Common Stock outstanding. Holders of the Company’s Class A Common Stock and Class B Common Stock were entitled to vote as a single voting group on the Amendment, with the holders of the Class A Common Stock being entitled to one vote per share and possessing in the aggregate 53% of the general voting power of the Company. The number of votes represented by each share of Class B Common Stock, which represent in the aggregate 47% of the general voting power of the Company, is calculated in accordance with the Articles of Incorporation. Under the Articles of Incorporation, based on the number of outstanding shares of the Company’s Class A Common Stock and Class B Common Stock as of September 27, 2010, each outstanding share of Class B Common Stock was entitled to           votes on the Amendment. The Articles of Incorporation also require the holders of the Company’s Class B Common Stock to separately approve the Amendment.

On          , 2010, the Company received the written consent approving the Amendment by BFC with respect to           shares of the Company’s Class A Common Stock and all 975,225 shares of the Company’s Class B Common Stock, representing in the aggregate     % of the total votes entitled to be cast on the Amendment. The written consent of BFC constituted the required approval of the Amendment by the Company’s shareholders generally and the separate approval by the holders of the Company’s Class B Common Stock.

Dissenters’ Rights

The Company is a Florida corporation. Under Florida law, the Company’s shareholders have no dissenters’ rights as a result of the approval and filing of the Amendment.

Notice to Shareholders

The distribution of this Information Statement to the Company’s shareholders satisfies the notice requirements of Florida law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth, as of September 17, 2010, certain information as to the Company’s Class A Common Stock and Class B Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock as of September 17, 2010. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Act (the “SEC”) and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Class A Common Stock or Class B Common Stock (i) over which he or she has or shares, directly or indirectly, voting or investment power or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after September 17, 2010. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Amount and
		Nature of
	Name and Address of	Beneficial
Title of Class	Beneficial Owner	Ownership		Percent of Class

Class A Common Stock	BFC Financial Corporation 2100 W. Cypress Creek Road Ft. Lauderdale, Florida 33309	27,333,428	(1)(3)	43.2%
Class A Common Stock	Greek Investments, Inc. Harbour House Queen Street Turk, Turks and Caicos Islands	4,137,829	(2)	6.6%
Class B Common Stock	BFC Financial Corporation 2100 W. Cypress Creek Road Ft. Lauderdale, Florida 33309	975,225	(1)(3)	100%

(1)	BFC has sole voting and dispositive power over all shares listed. BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s common stock representing approximately 72% of the total voting power of BFC. Mr. Alan Levan serves as Chairman and Chief Executive Officer of the Company and BFC and Chairman of BankAtlantic. Mr. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC.

(2)	As reported on Greek Investments, Inc.’s Schedule 13G/A filed with the SEC on February 17, 2010, Greek Investments, Inc. and its applicable affiliates have shared voting and dispositive power over all 4,137,829 of such shares.

(3)	Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock at any time at BFC’s discretion.

Security Ownership of Management

Listed in the table below are the outstanding securities beneficially owned as of September 17, 2010 by (i) each director as of September 17, 2010, (ii) each named executive officer (as determined in accordance with the rules and regulations of the SEC) and (iii) all directors and executive officers as of September 17, 2010 as a group. The address of all parties listed below is 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

	Class A		Class B		Percent of	Percent of
	Common Stock		Common Stock		Class A	Class B
Name of Beneficial Owner	Ownership		Ownership		Common Stock	Common Stock

BFC Financial Corporation(1)	27,333,428	(8)	975,225	(8)	43.2%	100%
Alan B. Levan(1)(6)	27,811,684	(2)(3)(5)(8)	975,225	(2)(8)	43.9%	100%
John E. Abdo(1)	27,784,221	(2)(3)(5)(8)	975,225	(2)(8)	43.9%	100%
D. Keith Cobb	58,535	(4)(5)	0		*	0
Steven M. Coldren	23,631	(5)	0		*	0
Bruno L. Di Giulian	21,595	(5)	0		*	0
Willis N. Holcombe	22,247	(5)	0		*	0
Jarett S. Levan(6)	39,088	(5)	0		*	0
David A. Lieberman	43,656	(5)	0		*	0
Charlie C. Winningham, II	47,538	(5)	0		*	0
All directors and executive officers of the Company as of September 17, 2010 as a group (16 persons)	28,910,762	(7)(8)	975,225	(8)	45.5%	100%

*	Less than one percent of the class.

(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s common stock representing approximately 72% of the total voting power of BFC. Mr. Alan Levan serves as Chairman and Chief Executive Officer of the Company and BFC and Chairman of BankAtlantic. Mr. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC.

(2)	Includes, for each of Messrs. Alan Levan and Abdo, the 27,333,428 shares of Class A Common Stock and 975,225 shares of Class B Common Stock owned by BFC. Mr. Alan Levan’s Class A Common Stock ownership also includes 292,369 shares of Class A Common Stock held by various personal interests.

(3)	Includes beneficial ownership of the following units of interest in shares of Class A Common Stock held by the BankAtlantic 401(k) Plan: Mr. Alan Levan — 13,553 shares; and Mr. Abdo — 48,729 shares.

(4)	254 shares of Class A Common Stock are held by Mr. Cobb’s wife, as to which Mr. Cobb disclaims having voting or investment power.

(5)	Includes beneficial ownership of the following number of shares of Class A Common Stock which may be acquired within 60 days pursuant to stock options: Mr. Abdo — 36,902 shares; Mr. Cobb — 19,539 shares; Mr. Coldren — 5,007 shares; Mr. Di Giulian — 20,149 shares; Dr. Holcombe — 21,569 shares; Mr. Alan Levan — 55,352 shares; Mr. Jarett Levan — 16,453 shares; Mr. Lieberman — 19,568 shares; and Mr. Winningham — 17,535 shares.

(6)	Mr. Jarett Levan is the son of Mr. Alan Levan.

(7)	Includes beneficial ownership of 282,450 shares of Class A Common Stock which may be acquired by executive officers and directors within 60 days pursuant to stock options, units of interest held by executive officers in 119,030 shares of Class A Common Stock held by the BankAtlantic 401(k) Plan, 3,900 shares of restricted Class A Common Stock beneficially owned by an executive officer of the Company and all of the shares of Class A Common Stock owned by BFC that may be deemed beneficially owned by Messrs. Alan Levan and Abdo.

(8)	Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock at any time at BFC’s discretion.

AMENDMENT TO THE COMPANY’S
ARTICLES OF INCORPORATION

Description of the Amendment

The Amendment amends Article III of the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Class A Common Stock from 125,000,000 shares to           shares. The form of the Amendment is attached to this Information Statement as Appendix A. The relative rights, powers and limitations of the Class A Common Stock and Class B Common Stock, and the number of authorized shares of Class B Common Stock, remain unchanged by the Amendment. Holders of Class A Common Stock and holders of Class B Common Stock have no preemptive right to acquire or subscribe for any of the additional shares of Class A Common Stock authorized by the Amendment.

Reasons for the Amendment

The Company’s Articles of Incorporation presently authorize the issuance of a total of 125,000,000 shares of Class A Common Stock and 9,000,000 shares of Class B Common Stock. As of September 27, 2010,           shares of Class A Common Stock and 975,225 shares of Class B Common Stock were issued and outstanding. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis.

The Company’s Board of Directors has approved the Amendment and, as a result of BFC’s approval of the Amendment, has authorized the Company to take all actions necessary to cause the Amendment to become effective, including the filing of the Amendment with the Florida Department of State. The Board of Directors approved the Amendment to give the Company greater flexibility to pursue stock offerings, including the contemplated underwritten public offering of up to $125,000,000 of shares of Class A Common Stock (the “Offering”) and other potential future actions which involve the issuance of shares of Class A Common Stock as may be identified in the future by the Board of Directors.

The Company is currently considering alternatives for raising capital, including the Offering. No subsequent shareholder approval will be required prior to the issuance of shares of Class A Common Stock (including the additional shares authorized by the Amendment), nor is it anticipated that shareholder approval will be sought in connection with any such future issuances, unless such approval is otherwise required by law or regulation.

Possible Anti-Takeover Effects of the Amendment

The increase in the number of authorized shares of Class A Common Stock contemplated by the Amendment is not intended to have an anti-takeover effect. However, the issuance of Class A Common Stock, which has relatively less voting power than the Class B Common Stock, whether in connection with the Offering (or another stock offering), an acquisition or a stock dividend, could have the effect of enabling existing management and shareholders, including BFC, to retain substantially their current relative voting power without the dilution which would be experienced if additional shares of Class B Common Stock were issued. Future issuances of additional shares of Class A Common Stock would have the effect of diluting the voting rights of existing holders of Class A Common Stock and could have the effect of diluting earnings per share and book value per share of all existing shareholders. Further, in the event that a stock dividend on the Class B Common Stock was declared which was payable in Class A Common Stock, BFC could dispose of shares of Class A Common Stock without significantly affecting its voting power. The Amendment will allow BFC, as the sole existing holder of the Class B Common Stock, to continue to exercise voting control over the Company even if the Company were to raise additional capital through the issuance of Class A Common Stock, and the Amendment will result in the authorization of additional shares of Class A Common Stock which may be issued without additional shareholder approval. As a consequence, the Amendment may further limit the circumstances in which a sale or transfer of control of the Company could be consummated which was not acceptable to management or BFC. However, it should be noted that a sale, contested merger, assumption of control by an outside principal shareholder or the removal of incumbent directors, would at the present time be impossible without the concurrence of BFC, given its ownership position in the Company.

The Company’s Restated Articles of Incorporation and bylaws also presently contain other provisions which could have anti-takeover effects. These provisions include, without limitation, (i) the higher relative voting power of the Class B Common Stock as compared to the Class A Common Stock, (ii) the division of the Company’s Board of Directors into three classes of directors with three-year staggered terms, (iii) the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval and (iv) certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

The Company is also subject to the Florida Business Corporation Act, including provisions related to “control share acquisitions” and “affiliated transactions.” The control share acquisition statute generally provides that shares acquired within specified voting ranges (shares representing in excess of 20%, 33% and 50% of outstanding voting power) will not possess voting rights unless the acquisition of the shares is approved by the Company’s Board of Directors before acquisition of the shares or the voting rights associated with the shares are approved by a majority vote of the Company’s disinterested shareholders following the acquisition of the shares. Subject to exceptions for certain transactions based on pricing or approval by a majority of disinterested directors, the affiliated transaction statute generally requires the approval of the holders of 66 2/3% of the Company’s outstanding voting power, other than the shares owned by an interested shareholder, to effectuate certain transactions involving the Company and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, sale of assets or issuance of shares.

In addition, as previously announced, the Company may adopt a shareholder rights plan aimed at preserving the Company’s ability to utilize its available net operating losses to offset future taxable income. As contemplated, the shareholder rights plan would be designed with a goal of preventing an “ownership change” for purposes of Section 382 of the Internal Revenue Code. The shareholder rights plan, if triggered, would cause substantial dilution to any person or group that acquires 5% or more of the outstanding shares of the Company’s Class A Common Stock or owns 5% or more of the outstanding shares of the Company’s Class A Common Stock and thereafter acquires any additional shares of the Company’s Class A Common Stock without the Company’s approval. Although the anticipated adoption of the shareholder rights plan is not in response to any effort to acquire control of the Company, the shareholder rights plan, if adopted, would make it more difficult for a third party to acquire a controlling position in the Company’s common stock without the Company’s approval.

Regulatory Limitations

Because the Company is a unitary savings and loan holding company, the Office of Thrift Supervision (the “OTS”) has the authority to, among other things, prevent individuals and entities from acquiring control of the Company. Under the applicable rules and regulations of the OTS, if, after giving effect to the purchase of shares of the Company’s Class A Common Stock, an individual or entity, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, would own (i) more than 10% of the Company’s Class A Common Stock and one or more specified control factors exist, then the individual or entity will be determined, subject to its right of rebuttal, to have acquired control of the Company or (ii) more than 25% of the Company’s Class A Common Stock, then the individual or entity will be conclusively determined to have acquired control of the Company, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, an individual or entity which desires to acquire shares of the Company’s Class A Common Stock will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the shares which would cause its ownership of the Company’s Class A Common Stock to exceed either of the thresholds set forth above.

As the holder of all of the issued and outstanding shares of the Company’s Class B Common Stock and approximately 43% of the issued and outstanding shares of the Company’s Class A Common Stock, BFC has previously received all required regulatory approvals, including, without limitation, the approval of the OTS, relating to its control of the Company and ownership of the Company’s common stock. As a result, BFC may acquire additional shares of the Company’s Class A Common Stock without obtaining the approval of the OTS.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. Accordingly, the Company files quarterly, annual and current reports, proxy and information statements and other reports with the SEC. You can read and copy the Company’s public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Room. The Company’s public documents filed with the SEC are also available from the SEC’s Internet website at www.sec.gov. The Company’s Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.”

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy and information statements with respect to two or more shareholders sharing the same address by delivering a single proxy or information statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy and information materials, delivering a single proxy or information statement, as applicable, to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”), that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement, or if you are receiving multiple proxy or information statements and would like to request delivery of a single proxy or information statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane — Plaza Level, New York, NY 10038, attention Jennifer Donovan, Vice President.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman of the Board and Chief Executive Officer

          , 2010

Appendix A

FORM OF ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
BANKATLANTIC BANCORP, INC.

The Restated Articles of Incorporation, as amended, of BANKATLANTIC BANCORP, INC., a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, and such amendment is set forth as follows:

1. The first sentence of the first paragraph of Article III is hereby deleted in its entirety and replaced with the following:

“The aggregate number of shares of capital stock which this Corporation shall have authority to issue is           (          ) of which Ten Million (10,000,000) shall be preferred stock, par value $.01 per share, and of which          (          ) shall be common stock, par value $.01 per share, consisting of           (          ) shares of a class designated “Class A Common Stock” and Nine Million (9,000,000) shares of a class designated “Class B Common Stock” (the Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to collectively as the “Common Stock”).”